EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-221005) pertaining to the 2017 Equity Incentive Plan of Nightstar Therapeutics plc of our report dated March 18, 2019, with respect to the consolidated financial statements of Nightstar Therapeutics plc included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 18, 2019